CLASSIFICATION OF DISTRIBUTIONS TO SHAREHOLDERS.
Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes primarily because of premium amortization, paydown gains and losses and the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes. The character of the distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gain (loss) was recorded by the Funds. Changes in classification made during the fiscal year ended December 31, 1995 are shown below:

                                      Adjustments for the Fiscal Year Ended December 31, 1995
                                      -------------------------------------------------------
                                      Undistributed Net
                                      Investment Income   Undistributed Net Realized    Paid-in
                                            (Loss)        Gain (Loss) on Investments    Capital
                                      -----------------   --------------------------    -------
Oppenheimer High Income Fund                      186,751                 (186,751)              --
Oppenheimer Bond Fund                         (1,093,371)                 1,093,371              --
Oppenheimer Capital Appreciation Fund                  --                        --              --
Oppenheimer Growth Fund                                --                        --              --
Oppenheimer Multiple Strategies Fund            (204,481)                   204,481              --
Oppenheimer Global Securities Fund            (2,845,512)                 6,264,762     (3,419,250)
Oppenheimer Strategic Bond Fund                     9,220                   (9,220)              --
Oppenheimer Growth & Income Fund                       37                      (37)              --